Pricing Supplement dated February 13, 2006 (To Prospectus dated September 26, 2003 and Prospectus Supplement dated September 26, 2003 (the “Prospectus”)	Rule 424(b)(2) File No. 333-108464 Cusip No. CA88319ZAG87

Textron Financial Corporation

Medium-Term Notes, Series E

Due 9 Months or More from Date of Issue

Textron Financial Canada Funding Corp.

Medium-Term Notes, Series E-CAD

Due 9 Months or More from Date of Issue

Fully and Unconditionally Guaranteed

by

Textron Financial Corporation

Fixed Rate

Issuer: Textron Financial Canada Funding Corp.

Principal Amount: Cdn. $100,000,000	Interest Rate: 4.46%

Issue Price: 99.991%	Original Issue Date: February 15, 2006 *

Agent's Discount or Commission: Cdn. $250,000	Stated Maturity Date: February 17, 2009

Net Proceeds to Issuer : Cdn. $99,741,000

Interest Payment Dates:
☐ March 15 and September 15
☒ Other: February 17 and August 17

Regular Record Dates

(if other than the last day of February and August):	February 2 and August 2

Redemption:

☒ The Notes cannot be redeemed prior to the Stated Maturity Date.
☐ The Notes can be redeemed prior to the Stated Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage: %
Annual Redemption Percentage Reduction: _______% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:

☒ The Notes cannot be repaid prior to the Stated Maturity Date.
☐ The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s):
Optional Repayment Price(s):

Specified Currency (if other than Canadian dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount: ☐	Yes	☒	No
Issue Price: %
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:

Agent:

☒	RBC Dominion Securities Inc.
☒	BMO Nesbitt Burns Inc.
☒	Scotia Capital Inc.
☐	Other:

Agent acting in the capacity as indicated below:

☒ Agent	☐ Principal

If as Principal:

☐ The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
☐ The Notes are being offered at a fixed initial public offering price of ___% of the Principal Amount.

If as Agent:

The Notes are being offered at a fixed public offering price of 99.991% of the Principal Amount.

Other Provisions:

* First coupon will be long.

Terms are not completed for certain items above because such items are not applicable.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents (which are not specifically listed in the Prospectus or any amendment or supplement delivered herewith) of Textron Financial Corporation, which have been filed by Textron Financial Corporation with the United States Securities and Exchange Commission (the “SEC”) and the various securities commissions and similar authorities in Canada where Textron Financial Corporation is a reporting issuer or has acquired equivalent status, are specifically incorporated by reference and form an integral part of the Prospectus:

(a)

Annual Report on Form 10-K for the fiscal year ended January 1, 2005 filed with the SEC on February 23, 2005 and filed with the applicable securities commissions or similar authorities in Canada on February 23, 2005;

(b)

Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005 filed with the SEC on May 6, 2005 and filed with the applicable securities commissions or similar authorities in Canada on May 6, 2005;

(c)	Report on Form 8-K dated June 1, 2005 filed with the SEC on June 1, 2005 and filed with the applicable securities commissions or similar authorities in Canada on February 10, 2006;

(d)	Report on Form 8-K dated July 27, 2005 filed with the SEC on July 27, 2005 and filed with the applicable securities commissions or similar authorities in Canada on February 10, 2006;

(e)

Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005 filed with the SEC on August 8, 2005 and filed with the applicable securities commissions or similar authorities in Canada on August 10, 2005; and

(f)

Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005 filed with the SEC on November 7, 2005 and filed with the applicable securities commissions or similar authorities in Canada on November 7, 2005.